Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Aries I Acquisition Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Aries I Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:	March 9, 2021

By:	/s/ Mark G. Mykityshyn
Name: Mark G. Mykityshyn, Ph.D.